SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    Commission File Number
         November 24, 1997                                  0-7674


                        FIRST FINANCIAL BANKSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)


            Texas                                         75-0944023
(State of Incorporation)                               (I.R.S. Employer
                                                        Identification No.)


                      400 Pine Street, Abilene, Texas 79601
                   (Address of Executive Offices and Zip Code)

                  Registrant's Telephone Number (915) 627-7155


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ITEM 5.  Other Events.

         On November 24, 1997, First Financial Bankshares, Inc. (the "Company") commenced consummation of the Stock Exchange Offer (the "Exchange Offer") made to the shareholders of Southlake Bancshares, Inc. ("Southlake Bancshares"), pursuant to a Stock Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") dated August 18, 1997, between the Company, Southlake Bancshares, and Texas National Bank. Pursuant to the Exchange Agreement, the Company offered to acquire from the shareholders of Southlake Bancshares all (but not less than 90%) of the issued and outstanding shares of Southlake Bancshares common stock ("Southlake Bancshares Stock") in exchange for shares of the common stock of the Company, with cash to be issued in lieu of any fractional shares of the Company's Stock to which the shareholders of Southlake Bancshares would otherwise be entitled. The shares of the Company's common stock issued in connection with the Exchange Offer were registered with the Securities and Exchange Commission and the Registration Statement was declared effective on October 24, 1997. Prior to commencing the Exchange Offer, the Company and Southlake Bancshares had obtained the approval of the Federal Reserve Board and other regulatory authorities for the Company to acquire Southlake Bancshares and its subsidiary.

         Pursuant to the terms of the Exchange Agreement, and as set forth in the Prospectus delivered to the shareholders of Southlake Bancshares, the Company offered to exchange .894 shares of the Company's common stock for each share of Southlake Bancshares Stock tendered by the shareholders of Southlake Bancshares, and to pay cash for any fractional shares of the Company's stock to which the shareholders of Southlake Bancshares would otherwise be entitled on the basis of $39.75 per share. Consummation of the Exchange Offer required that at least 90% of the issued and outstanding shares of Southlake Bancshares Stock be tendered for exchange and that certain other conditions precedent to the consummation of the transaction as set forth in the Exchange Agreement be satisfied. On November 20, 1997, the Company was notified by the Transfer Agent named in the Exchange Agreement that the Transfer Agent had received for exchange stock certificates for 100% of the issued and outstanding shares of Southlake Bancshares Stock. On November 24, 1997, upon satisfaction of the remaining conditions precedent to consummation of the transaction, the Company instructed the Transfer Agent to commence mailing certificates for the Company's stock (and checks in payment for any fractional shares of such stock) to the shareholders of Southlake Bancshares who had tendered their shares of Southlake Bancshares Stock. The total consideration paid by the Company for the shares of Southlake Bancshares Stock tendered in exchange for the Company's stock was $8,604,061.60, including the cash paid in lieu of fractional shares of the Company's stock. The funds for payment by the Company of cash in lieu of issuing fractional shares of its common stock were provided by the Company out of its own cash reserves.

         Southlake Bancshares is a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. Southlake Bancshares has one class of stock issued and outstanding, being common stock having a par value of One Dollar ($1.00) per share, of which 242,119 shares are issued and outstanding. Southlake Bancshares is a one-bank holding company formed in 1987 and incorporated in the State of Texas. Southlake Bancshares owns 100% of Texas National Bank, a national banking association having its principal office in the City of Southlake, Tarrant County, Texas. Texas National Bank, which began operations in 1985, is federally chartered and insured by the Federal Deposit Insurance Corporation. Southlake Bancshares and Texas National Bank are located approximately 20 miles northeast of downtown Fort Worth, Texas, and within the Fort Worth-Dallas Metropolitan area. In addition, Texas National Bank maintains a branch location in Trophy Club, Denton County, Texas. Texas National Bank provides a full range of both commercial and consumer banking services, including loans, checking accounts, savings programs, safe deposit facilities, access to automated teller machines, and credit card programs.


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The  bank  does  not  offer  trust  services.  As of June  30,  1997,  Southlake
Bancshares and its consolidated subsidiary had total assets of approximately $53.6 million, total deposits of approximately $49.1 million, total loans (net of allowances for loan losses) of approximately $25.4 million and total shareholders' equity of approximately $4.2 million. Southlake Bancshares' principal executive offices are located at 3205 East Highway 114, Southlake, Texas 76092.

         Following consummation of the Exchange Offer, the Company intends to merge Southlake Bancshares with and into the Company and thereafter operate Texas National Bank as a wholly-owned subsidiary of the Company's wholly-owned subsidiary bank holding company, First Financial Bankshares of Delaware, Inc. It is anticipated that the merger of Southlake Bancshares will occur in the fourth quarter of 1997.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               FIRST FINANCIAL BANKSHARES, INC.
                                               (Registrant)



DATE:  December 1, 1997                   By:  _______________________________
                                               CURTIS R. HARVEY
                                               Executive Vice President and
                                               Chief Financial Officer


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